UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2016

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Stock Appreciation Rights
On March 22, 2016, the compensation committee of the Company's Board of Directors (the “Committee”) granted awards of stock appreciation rights (“SARs”) to certain employees pursuant to the Company’s amended and restated 2005 Equity Incentive Plan (the “Equity Incentive Plan”). The Committee granted an aggregate of 54,802 to the Company’s named executive officers as follows:

Name	Position	Number of SARs
Jeffrey S. Hollister	President and Chief Executive Officer	32,750
Luke M. Williams	Interim Senior Vice President, Interim Chief Financial Officer and Interim Treasurer	8,484
Yevgeny Fundler	Senior Vice President, General Counsel and Secretary	13,568
These SARs will vest in three equal increments on March 22, 2017, March 22, 2018 and March 22, 2019. Each holder must remain employed by the Company through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years.
The SARs will be settled in cash and have an exercise price of $44.83, the closing price of the Company’s common stock on the date of grant. Upon the exercise of any SAR, the Company shall pay the holder, in cash, an amount equal to the excess of the aggregate fair market value in respect of which the SARs are being exercised, over the aggregate exercise price of the SARs being exercised. The SARs are subject in all respects to the terms and conditions of the Equity Incentive Plan and the Stock Appreciation Rights Agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.
Incentive Compensation
Also on March 22, 2016, effective beginning in 2016 and beyond, the Committee increased Mr. Williams’ (i) target bonus to 50% from 40% of his base salary, subject to the terms of the Company’s management incentive program and (ii) long term incentive program target percentage to 80% from 75% of his annual base salary. Both the management incentive program and the long term incentive program are administered pursuant to the Company’s amended and restated 2005 Equity Incentive Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2016		American Railcar Industries, Inc.

	By:	/s/ Luke M. Williams
	Name:	Luke M. Williams
	Title:	Interim Senior Vice President, Interim Chief Financial Officer and Interim Treasurer